    FOR IMMEDIATE RELEASE Federal Signal Completes Acquisition of Ground Force Worldwide OAK BROOK, Illinois, October 4, 2021 — Federal Signal Corporation (NYSE: FSS) (the “Company”), a leader in environmental and safety solutions, today announced that it has completed the acquisition of substantially all the assets and operations of Ground Force Worldwide (“Ground Force”), a leading manufacturer of specialty material handling vehicles that support the extraction of metals. The signing of the purchase agreement was previously announced on September 8, 2021. The transaction involves cash consideration of $45.0 million, subject to post-closing adjustments. “We are thrilled to complete the Ground Force acquisition, which further strengthens our position as an industry leading diversified industrial manufacturer of specialized vehicles for maintenance and infrastructure markets,” said Jennifer L. Sherman, President and Chief Executive Officer. “Ground Force is well-positioned to capitalize on a number of tailwinds expected to drive future growth, including robust industrial activity, vehicle electrification, and other green initiatives. The acquisition provides opportunity for long-term value creation through operational improvement and organic growth initiatives, while also providing a platform for further acquisitions in this space.” About Federal Signal Federal Signal Corporation (NYSE: FSS) builds and delivers equipment of unmatched quality that moves material, cleans infrastructure, and protects the communities where we work and live. Founded in 1901, Federal Signal is a leading global designer, manufacturer and supplier of products and total solutions that serve municipal, governmental, industrial and commercial customers. Headquartered in Oak Brook, Ill., with manufacturing facilities worldwide, the Company operates two groups: Environmental Solutions and Safety and Security Systems. For more information on Federal Signal, visit: www.federalsignal.com. “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995 This release contains unaudited financial information and various forward-looking statements as of the date hereof and we undertake no obligation to update these forward-looking statements regardless of new developments or otherwise. Statements in this release that are not historical are forward-looking statements. Such statements are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. Such risks and uncertainties include but are not limited to: direct and indirect impacts of the coronavirus pandemic and the associated government response, economic conditions in various regions, product and price competition, supply chain disruptions, work stoppages, availability and pricing of raw materials, risks associated with acquisitions such as integration of operations and achieving anticipated revenue and cost benefits, foreign currency exchange rate changes, interest rate changes, increased legal expenses and litigation results, legal and regulatory developments and other risks and uncertainties described in filings with the Securities and Exchange Commission. Contact: Ian Hudson, Chief Financial Officer, +1-630-954-2000, ihudson@federalsignal.com